Exhibit 1.1

CONFIDENTIAL TREATMENT REQUESTED – REDACTED COPY

Confidential Treatment has been requested for portions of this Exhibit. Confidential portions of this Exhibit are designated by [***]. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

MAGAZINE, CONTENT CREATION AND LICENSING AGREEMENT

This MAGAZINE, CONTENT CREATION AND LICENSING AGREEMENT (this “Agreement”) is made and effective as of this 1st day of November, 2014 (the “Effective Date”), by and between Meredith Corporation, an Iowa corporation (“MEREDITH”), and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (“MSO,” and together with MEREDITH, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, MEREDITH is a leading magazine publishing and marketing company, focused on women;

WHEREAS, MSO owns the Martha Stewart brand which includes the publishing of a magazine entitled Martha Stewart Living (the “Magazine”) and related Websites (defined below) amongst other business activities;

WHEREAS, MSO wishes to have Meredith publish the Magazine for MSO, provide web hosting, advertising, and other services regarding the Websites, and provide certain other services; and

WHEREAS, the Parties desire to commercially exploit the name, content, brand, trademarks and other intellectual property owned or controlled by MSO in the Magazine, Websites and MSO Interactive Properties (defined below), on the terms, and subject to the conditions, contained in this Agreement.

NOW THEREFORE, in consideration of the promises, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS. As used in this Agreement, the capitalized terms below shall have the following meanings:

(a)	“Affiliate” means with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries, alone or through an affiliated group, Controls, is Controlled by, or is under Common Control with, such specified Person.

(b)	“Blog” means Martha Stewart’s blog, currently hosted at www.themarthablog.com.

(c)	“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed.

(d)	“Confidential Information” means all documents, information, reports, financial or other data, records, forms, methodologies, present and future research, technical knowledge, marketing plans, trade secrets, and other materials obtained by one Party (the “Receiving Party”) from the other Party or any of its Affiliates (the “Disclosing Party”), solely in the course of the Receiving Party performing its obligations under this Agreement pursuant to this Agreement, including any of the foregoing: (i) that have been marked as proprietary or confidential; (ii) whose confidential nature has been made known by the Disclosing Party; (iii) that is not available to the general public; or (iv) that due to their character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, Confidential Information does not include information which: (1) is already known to the Receiving Party at the time of disclosure; (2) is or becomes publicly known through no breach by the Receiving Party of this Agreement or any other agreement to which the Receiving Party is a party; (3) is independently developed by the Receiving Party without the benefit of such Confidential Information; (4) is received from a third party that is not under and does not thereby breach an obligation of confidentiality); or (5) is required to be disclosed (i) to comply with applicable law, regulation, legal process, subpoena or the rules of applicable securities exchanges, provided that the Receiving Party will cooperate with the Disclosing Party in the Disclosing Party’s efforts to obtain confidential treatment thereof to the extent available or (ii) to enforce a Party’s right hereunder.

(e)	“Consumer Data” means all subscriber, user or customer data related to the Magazine or Websites and any other MSO Interactive Property in existence as of the date of this Agreement.

(f)	“Contract Quarter” means, with respect to any Fiscal Year, any three-month period ending on September 30, December 31, March 31 or June, 30, of such Fiscal Year.

(g)	“Control,” “Controlled,” “Controlling,” whether or not capitalized, means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person or through ownership of voting securities, contract or otherwise.

(h)	“Electronic Edition” of the Magazine means an edition of an issue of the Magazine that is published in visual form for reading by any electronic means of storage, retrieval, distribution or transmission; provided, however, that such Electronic Edition shall be a “straight from print” version and shall not include other features or functionality unless the parties mutually agree upon otherwise in writing. Such Electronic Edition shall not, without the prior written consent of MSO: (i) add or delete MSO Content and/or other material from the print edition of such issue of the Magazine; (ii) provide any interactive features, other than as delivered by MSO to MEREDITH; and/or (iii) provide any links to any other content or material.

(i)	“Fiscal Year” means each period of 365 days or 366 days (with respect to any leap years) during the Term commencing on July 1 and ending on June 30.

(j)	“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

(k)	“Magazine Business” means (i) the publishing operations of the Magazine (including the publishing operation of an Electronic Edition of the Magazine as a going concern); (ii) the sale and/or license or sublicense of reprint rights from any issue of the Magazine published after the Effective Date; and (iii) the advertising, promotion and marketing of the Magazine.

(l)	“Merchandise” means products or services offered by MSO and its Affiliates; provided, however, that such products shall not include Meredith Merchandise.

(m)	“Meredith Merchandise” means the specific products or services that are offered by Meredith as part of affiliate transactions as may be mutually agreed by the parties (but specifically excluding MEREDITH magazines, which are subject to the terms of Section 6(l) of this Agreement), and are sold through the Websites, or other MSO Interactive Properties.

(n)	“MSO Brand Guidelines” means the reasonable and customary guidelines that are maintained by MSO relating to the protection of the MSO Content and MSO Trademarks. The MSO Brand Guidelines shall be provided to MEREDITH and may be amended from time to time by MSO delivering written notice thereof to MEREDITH.

(o)	“MSO Content” means, collectively, (i) content, materials, or trademarks created by MSO or a third party, the production of which is not funded by MEREDITH except under Section 11(a), and is provided to MEREDITH by MSO pursuant to this Agreement after the Effective Date; and (ii) content or materials in existence as of the Effective Date and that are provided to MEREDITH by MSO, including approved photographs and the MSO Trademarks.

(p)	“MSO Interactive Properties” means, collectively, (i) any or all Websites, (ii) any existing mobile applications branded with the MSO Trademarks (e.g., Martha’s Everyday Food, Martha Stewart Makes Cookies, Martha Stewart Living Eggs, Martha Stewart Makes Cocktails), and (iii) any other mutually-agreed-upon digital properties that may be created or otherwise developed by the Parties from time to time using MSO Content and/or MSO Trademarks, but excluding the MSO Social Properties.

(q)	“MSO Social Properties” means, collectively, (i) social media accounts, venues and pages (e.g., YouTube, Facebook, Twitter, Pinterest, Google+, etc.) branded with the MSO Trademarks and owned or controlled by MSO (“MSO Social Media”) and (ii) the Blog, in each case, as may be accessed in any medium.

(r)	“MSO Trademarks” means (i) all trademarks listed set forth on Schedule A attached hereto, and (ii) any depiction of Ms. Martha Stewart’s name or part of it, nickname, image, likeness and/or signatures (the “MS Rights”).

(s)	“Operating Profit” means operating revenue of the Magazine Business, Websites and any MSO Interactive Properties minus operating expenses of the Magazine Business, Websites and MSO Interactive Properties, determined in accordance with GAAP consistently applied and the following principles (such principles to be applied notwithstanding that they may be inconsistent with GAAP): (i) operating revenue shall include, without limitation, (x) all revenue from advertising, circulation, rental of the subscriber list of the Magazine (to the extent not addressed in clause (y) below) and the Websites and any other MSO Interactive Properties and other sources of revenue and other forms of consideration generated directly by the Magazine Business and (y) revenues generated from bundled advertisement sales, joint subscription promotions, joint list rental and other revenues and forms of consideration that are combined with revenues of other MEREDITH business units, all of the foregoing revenues and consideration will be allocated pro rata with other MEREDITH titles between or among the Magazine Business and such other MEREDITH business units based upon an agreed upon and documented methodology which shall be based off of revenue; (ii) operating expenses shall include all (x) direct expenses attributable to the operation of the Magazine Business, including COGS, commissions, contractual content charges by MSO to MEREDITH, direct departmental expenses and all expenses for departmental employees to the extent directly employed by the Magazine Business (MEREDITH employees not employed within the Magazine Business unit, but otherwise considered to be working directly for the Magazine Business shall be as agreed from time to time by MEREDITH and MSO, and initially shall include those positions identified on Schedule B-1 hereto, as the same may be amended on a quarterly basis with the agreement of MEREDITH and MSO); (y) direct expenses attributable to the operation of the Magazine Business borne at MEREDITH’s corporate level, such as rent for space used by the Magazine Business and employee benefits of employees of the Magazine Business, will be allocated pro rata based on the actual usage of such space, employees by the Magazine Business, as set forth on Schedule B-2; and (z) a documented allocated share of corporate sales and marketing and research allocated pro-rata consistent with other MEREDITH titles.

(t)	“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.

(u)	“Termination Period” means the three (3) or twelve (12) month period preceding the effective date of any expiration or termination pursuant to Section 15 or 21 of this Agreement.

(v)	“Websites” means the websites (currently located at www.marthastewart.com, www.marthastewartweddings.com, www.wholeliving.com and www.emerils.com (for advertising sales only but not with respect to any purchase under Section 15(h) or 16)), as may be accessed in any medium (i.e. mobile, desktop, connected device and over the top device distribution of content, etc.), which are customer facing websites branded with the MSO Trademarks and which will be used to acquire new Magazine subscribers, provide Magazine subscribers and readers (and other consumers who visit such websites) with digital access to content published in the print version of the Magazine and other website content, promote the print and Electronic Edition of the Magazine, serve as a digital activation vehicle for Magazine and advertiser promotions, collect email addresses and serve newsletters to subscribers and readers (and other consumers who visit such websites), host approved blogs, provide access to sell Merchandise and other mutually-agreed upon web commerce offerings, and digital advertising impressions which may be sold on the websites.

2.	THE MAGAZINE AND WEBSITES. MEREDITH will publish, produce, print, advertise, market, promote and distribute in the Territory the Magazine in the English language (and such other non-English versions as the parties may mutually agree to in writing) that will meet the specifications set forth on Schedule C hereto, as the same may be amended from time to time in accordance with the terms and conditions of this Agreement (the “Publishing Specifications”). MEREDITH acknowledges and agrees that MEREDITH’s rights in connection with the Magazine and the Magazine Business do not include the right to publish, produce, print, advertise, market, promote and/or distribute any special interest publications and/or annual or other “one-off” publications or any publication other than as set forth on Schedule C hereto without MSO’s prior written consent in its sole discretion. MEREDITH will host, operate, maintain, provide Website technology, market, promote and provide advertisement sales and related functions and other services for the Websites and other MSO Interactive Properties, as identified herein and on Schedule D as MEREDITH obligations.

3.	TERRITORY. The “Territory” for exploitation of the Magazine Business shall be the United States and its territories and Canada. The parties acknowledge that (a) incidental availability of (i) any Websites and/or any other MSO Interactive Property outside of the Territory, or (ii) any MSO Social Property, in either case, in itself, shall not be deemed a violation of the territorial restrictions of this Agreement so long as such Website, MSO Interactive Property or MSO Social Property is not actively marketed or distributed in violation of same, and (b) incidental, de minimus distribution of the Magazine outside of the Territory, in itself, shall not be deemed a violation of the territorial restrictions of this Agreement.

4.	SPECIFICATIONS.

(a)	MEREDITH covenants that the initial Publishing Specifications shall comply with Schedule C hereto, and MEREDITH shall not materially change the Publishing Specifications of the Magazine unless such change occurs upon mutual agreement of the Parties in writing.

(b)	MEREDITH shall publish the Magazine in accordance with publication schedule set forth at Schedule E (the “Publication Schedule”).

(c)	Decisions concerning the operations and business of the Magazine Business, the Websites and the other MSO Interactive Properties will be determined solely by MEREDITH, except as otherwise specifically provided for in this Agreement. Editorial issues such as magazine layout and issue makeup will, to the extent practicable, be run by MSO for approval; it being understood, however, that advertising needs may dictate the change of the magazine layout and issue makeup; provided, however, MEREDITH will not change the fundamental “look and feel” of the Magazine and that, to a consumer’s perspective, the character and characteristics of the Magazine have been maintained. For the purposes of consultation and expedient resolution of issues in this Agreement (including those relating to Schedules C and E above) and for performing the actions set forth in Schedule D, there shall be established an Advisory Committee of the Magazine Business, Websites and the other MSO Interactive Properties (to be a committee of two (2) MEREDITH designees and two (2) MSO designees, and currently contemplated to be comprised of Jon Werther, Doug Olson, Inbar Barak and Meesha Diaz Haddad, the “Advisory Committee”). In addition, Ms. Martha Stewart and Steve Lacy shall be invited to all Advisory Committee meetings as non-voting attendees. The Advisory Committee shall meet (including by phone or by videoconference) not less frequently than quarterly to discuss and review the operations and future plans for the Magazine Business, Websites and the other MSO Interactive Properties, and each member of the Advisory Committee shall be provided, not later than five (5) Business Days prior to any meeting thereof, with reporting packages (including profit and loss and other financial statements, advertising and sales reports, website performance metrics, business review, circulation and other reports and/or materials as may reasonably be requested by the Advisory Committee) that MEREDITH will prepare in the course of its business and that relate to or include information regarding the Magazine Business, Websites and the other MSO Interactive Properties, the historical performance thereof and/or future plans therefor. If reasonably justified under the circumstances, each Party may call a special meeting of the Advisory Committee, on not less than five (5) Business Days’ notice and the other Party shall use all reasonable efforts to attend or shall propose a prompt alternative date. In the case of any issue that cannot be resolved by the Advisory Committee within five (5) Business Days (or a mutually-agreed extension), the Parties shall escalate the issue to their chief executive officers as set forth in Section 24. If they cannot resolve the Dispute (as defined in Section 24) within five (5) Business Days (or a mutually-agreed extension), either Party may bring an action pursuant to Section 25(g).

5.	MSO RIGHTS AND OBLIGATIONS. MSO shall:

(a)	have approval rights set forth in the Publication Schedule and meet the deadlines and obligations set forth in the Publication Schedule;

(b)	have the rights and obligations set forth in Schedule D;

(c)	have the right of approval over all uses of (i) the MSO Trademarks (excluding MS Rights) in its sole discretion with respect to any uses that are inconsistent with past practice and (ii) the MS Rights in its sole discretion;

(d)	Intentionally omitted.

(e)	have the sole right and obligation to provide all editorial content, cover art, and video content for the Magazine (including Electronic Edition) and MSO editorial and video content for the Websites and MSO Interactive Properties pursuant to the terms of Schedule D and Schedule F respectively;

(f)	attribute comScore traffic to MEREDITH via a traffic assignment letter, so that MEREDITH receives comScore traffic credit (provided that MEREDITH will create a comScore custom entity that includes the Websites and that does not impact the traffic assignment to MEREDITH referenced above);

(g)	transfer the bi-pad and related newsstand pockets for the Magazine to MEREDITH;

(h)	as detailed in Schedule D and unless otherwise decided by the Advisory Committee, provide content branded with the MSO Trademarks to MSO Social Properties;

(i)	have the sole right (but not the obligation) to maintain, operate and provide content branded with the MSO Trademarks in (i) all forms of television and (ii) all forms of media other than Magazines, Websites or other MSO Interactive Properties, including, but not limited to, books and the Blog;

(j)	remain responsible for all liability or obligations arising from the Magazine Business, any Websites or any other MSO Interactive Properties prior to the Effective Date and for any Magazine issue published by MSO prior to the Effective Date;

(k)	reimburse MEREDITH for any advertising make good obligations incurred by MEREDITH consistent with MSO’s practices from the Magazine Business, from any Websites and/or from any other MSO Interactive Property, to the extent they cover any period prior to the Effective Date and for any Magazine issue published by MSO prior to the Effective Date;

(l)	be responsible for all separation costs with respect to all MSO employees related to the Magazine Business and/or Websites who do not enter the employ of MEREDITH;

(m)	as a result of the entry into this Agreement, terminate or otherwise be responsible for all realized expenses in connection with vendor, licensor or service provider agreements related to the Magazine Business, any Websites and/or any other MSO Interactive Property. For clarity, upon entering into this Agreement, MEREDITH shall have the right to immediately transfer all production, distribution, or third party services to the vendors or service providers of MEREDITH’s selection irrespective of MSO’s existing agreements, with the exception of the distribution and syndication partnerships in existence on the Effective Date of this Agreement and set forth on Schedule H; provided, however, to the extent MEREDITH requests, in writing by a MEREDITH Advisory Committee member, to continue any of MSO’s third party agreements which otherwise would be terminated, the parties will work together in good faith to assign such agreement to MEREDITH with the objective of reducing MSO’s termination obligations;

(n)	deliver [***] (not including verifiable publicly placed copies) paid subscribers to the Magazine to MEREDITH and sourced as outlined in the September 2014 Deferred Income Source analysis provided by MSO to MEREDITH. MSO shall reimburse MEREDITH $[***] per subscriber shortfall;

(o)	deliver a copy of all Consumer Data to MEREDITH for use in the Magazine Business, the Websites, the other MSO Interactive Properties and consumer marketing activities related thereto. In addition, MSO will deliver to MEREDITH access to user information collected by MSO’s Social Media platforms and all other dashboards relating to the Websites’ and MSO Interactive Properties’ performance and user behavior;

(p)	not take any active measures which would cause advertising revenue commitments from its merchandising partners as of the Effective Date to be reduced during the present term of such merchandising partners’ agreement. Subject to confidentiality provisions contained in the licensees’ agreements, MSO shall provide MEREDITH with a copy of all relevant portions thereof;

(q)	have the sole right, but not the obligation, to commercially offer for sale Merchandise on the Websites and MSO Interactive Properties either (i) via the current “Shop” tab, or a similar tab or other device, on the Websites, (ii) on a new mutually agreed-upon “Shop” tab or other device which will direct users to a page where Merchandise shall be sold or (iii) on a stand-alone e-commerce website or interactive property. For the avoidance of doubt, nothing herein shall prevent MSO from selling merchandise on any independent or third party website;

(r)	in aggregate, retain or receive up to $[***] of sponsorship revenue from Martha Stewart’s American Made program generated by MSO’s sales efforts prior to Effective Date for the 2014 program (it being understood that either MEREDITH will remit, to the extent collected by MEREDITH after the Effective Date, or MSO will retain the fees that are collected prior to the Effective Date); and

(s)	be responsible for the Magazine through the December 2014/January 2015 issue and retain all revenues associated therewith.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

6.	MEREDITH RIGHTS AND OBLIGATIONS. MEREDITH shall:

(a)	have the right of approval over each Magazine cover, not to be unreasonably withheld, subject to Section 5(e) above;

(b)	have the sole and exclusive right and obligation to host, produce, program, publish, print and distribute (and the non-exclusive right to advertise, promote and market) the Magazine, Websites and MSO Interactive Properties in the Territory in accordance with the Publishing Specifications, with respect to the Magazine;

(c)	have the sole and exclusive right and obligation to offer, sell and be responsible for selling advertising, selling sponsorships, making affiliate marketing offers available (other than as related to the sale of Meredith Merchandise, which requires mutual agreement of both parties), selling MEREDITH magazines in accordance with Section 6(l) of this Agreement, and integrating indirect monetization opportunities (via third party relationships or similar space and features) in the Magazine, on the Websites and on the MSO Interactive Properties (as well as provide all marketing related activities related thereto);

(d)	ensure that the Magazine Business, Websites and MSO Interactive Properties (all excluding MSO Content) will conform to the MSO Brand Guidelines as developed and approved by the Advisory Committee;

(e)	have the right to use Consumer Data for the Magazine Business, the Websites, the MSO Interactive Properties and the consumer marketing activities related thereto; provided, however, that such Consumer Data, any MSO user information collected by MSO’s Social Media platforms to which MEREDITH has access, and any Website or MSO Interactive Property user behavioral data shall be used solely in accordance with user preferences and any posted or internal MEREDITH privacy policies. MEREDITH shall send all required notices to consumers regarding the updates of the applicable privacy policies and shall ensure that MSO user preferences are preserved. In addition, MEREDITH will deliver to MSO access to (i) Google Analytics (or such similar platform) and (ii) all other dashboards relating to mutually agreed-upon (in writing) performance and user behavioral data specifically related to the Websites and MSO Interactive Properties;

(f)	be responsible for any liabilities or obligations arising from the Magazine Business, the Websites and the MSO Interactive Properties after the Effective Date and for any Magazine issue published by MEREDITH after the Effective Date;

(g)	use commercially reasonable efforts to maintain a minimum of [***] average monthly unique visitors on the Websites as measured by Google Analytics or other mutually agreed-upon similar analytics platform; provided however, that MEREDITH shall not be responsible for any drop in the number of visitors that result from factors beyond their control (e.g., changes in Google’s algorithms or changes in reporting methodology due to no fault of MEREDITH);

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

(h)	operate and promote the Websites consistent with MEREDITH’s bhg.com and allrecipes.com websites (or MEREDITH websites of similar prominence as those websites are as of the date of this Agreement), and operate and promote the MSO Interactive Properties consistent with MEREDITH interactive properties of similar prominence as those interactive properties as of the date of this Agreement, including but not limited to (i) visitor access, (ii) the operational and functional up time, (iii) scheduled maintenance, (iv) ensuring that the Websites and any other applicable MSO Interactive Property take full advantage of all “safe harbors” provided under the Communications Decency Act and Digital Millennium Copyright Act, and similar laws designed to minimize liability of websites and interactive properties for third-party content, and (vi) advertising policies;

(i)	operate the Websites and MSO Interactive Properties such that (i) any operations or performance issue affecting the Websites or MSO Interactive Properties is corrected in a prompt and reasonable manner, with at least the same speed and attention as applied (a) in the case of the Websites, to MEREDITH’s own bhg.com and allrecipes.com websites (or MEREDITH Websites of similar prominence as those websites are as of the date of this Agreement) and (b) in the case of the MSO Interactive Properties, to other MEREDITH interactive properties of similar prominence as of the date of this Agreement; (ii) the Websites and MSO Interactive Properties maintain measures and protections regarding data and system privacy and security and system continuity that are fair, reasonable and at least as robust as (a), in the case of the Websites, those applied to MEREDITH’s own bhg.com and allrecipes.com websites (or MEREDITH websites of similar prominence as those websites are as of the date of this Agreement) and (b) in the case of the MSO Interactive Properties, to other MEREDITH interactive properties of similar prominence as of the date of this Agreement; and (iii) they remain in compliance with applicable laws, rules and regulations;

(j)	ensure that the operation, promotion and/or publishing of the Magazine Business and Websites is conducted in a manner that has quality and performance levels at least as high as those for MEREDITH’s own premier print publications and websites, and that the operation of the MSO Interactive Properties is conducted in a manner that has quality and performance levels at least as high as those for MEREDITH interactive properties of similar prominence as of the date of this Agreement;

(k)	use commercially reasonable efforts to promote and to maximize the revenue and profitability of the Magazine Business, the Websites, and the other MSO Interactive Properties consistent with MEREDITH’s other premier publications and websites and not intentionally take steps to use the Magazine Business, Websites or MSO Interactive Properties to shift revenue to unreasonably benefit MEREDITH’s other properties, provided, however, that MEREDITH shall have the right to adjust its media campaigns to meet advertiser demands and/or to reasonably optimize campaign performance. Both Parties acknowledge that the Magazine Business, the Websites, and the MSO Interactive Properties will be part of a portfolio with MEREDITH’s other brands;

(l)	comply with all of MEREDITH’s obligations on Schedule D and not allow the Websites or MSO Interactive Properties to sell or provide access to any magazines, websites or interactive properties which are competitive to the Magazine, Websites and MSO Interactive Properties (it being understood that any MEREDITH magazines, websites and interactive properties shall not be considered competitive to the Magazine, Websites and MSO Interactive Properties);

(m)	comply with all reasonable requests by MSO to send communications agreed upon by MEREDITH, which approval shall not be unreasonably withheld (at MSO’s expense), to subscribers and users of the Magazine and Websites (e.g., launch of a new merchandise product or notifying our audience of American Made nominations and voting);

(n)	agree to send up to 1,000 complimentary copies of the Magazine (and free access credentials to the Websites and other MSO Interactive Properties, to the extent necessary) to the individuals listed on MSO’s “comp” list, which shall be updated by MSO in its sole discretion from time to time;

(o)	unless mutually agreed by the Parties, maintain a rate base for the Magazine commensurate with MSO’s past practice and consistent with page rates appropriate for the ad buying community;

(p)	create a comScore custom entity that includes the Websites as set forth in Section 5(f) above;

(q)	remit MSO sponsorship revenue from Martha Stewart’s American Made program pursuant to Section 5(r); and

(r)	be responsible for Magazine beginning with the February 2015 issue and receive all revenue associated therewith.

7.	LICENSE AND CONTENT USE; WEBSITE USE.

(a)	Solely during the Term (and any transition period contemplated below) and only in the Territory, MSO grants MEREDITH a license to use the MSO Trademarks (subject to Section 5(c) above), MSO Content and, to the extent registered by MSO, the domain names listed on Schedule A that are directly associated with and are intended to be used solely in conjunction with the Magazine, Websites and/or MSO Interactive Properties, in connection with the Magazine Business, Websites and MSO Interactive Properties in the Territory. With respect to the licensed rights granted above and except as otherwise agreed upon between the parties, the license shall be exclusive in the Territory only within the field of use of printed magazines whose primary focus is on home, cooking, food, decorating, and/or lifestyle as set forth in Section 8(a)(i) below, and with respect to all other fields of use as contemplated by this Agreement such as websites and other interactive properties, the license shall be (subject to the terms of Section 8 hereof) non-exclusive in the Territory.

(b)	MEREDITH will only exercise such rights in the MSO Trademarks and the MSO Content and use any Consumer Data as specifically set forth in this Agreement and as necessary to operate the Magazine Business, the Websites and the MSO Interactive Properties, and shall make no other use of the MSO Trademarks, the MSO Content or such Consumer Data during the Term without MSO’s prior written consent in its sole discretion. MEREDITH will make no use of the MSO Trademarks or the MSO Content upon the expiration or termination of the Term, and MEREDITH shall post-termination remove from MEREDITH’s and third party websites all MSO Trademarks and MSO Content within sixty (60) business days post-expiration or termination.

(c)	MEREDITH shall have the right to promote or market other MEREDITH magazines, content or products on the Websites and other MSO Interactive Properties in a manner consistent with how it promotes or markets other MEREDITH properties on the bhg.com or allrecipes.com websites (or MEREDITH websites of similar prominence as those websites are as of the date of this Agreement) and in connection with the key performance indicators agreed upon by the Advisory Committee; provided, that such promotion or marketing is no greater (taking into account relative site traffic) than the promotion and marketing of the Magazine, Websites and other MSO Interactive Properties on other MEREDITH properties. Without the prior consent of MSO, the Websites and other MSO Interactive Properties may not be used by MEREDITH (i) to host content from third party magazines, publications or content, or (ii) to create new products or lines of business either as derivative works from content created for or appearing in the print or Electronic Editions of the Magazine. The Advisory Committee will create operating guidelines for the inclusion of content from other MEREDITH properties. For the avoidance of doubt, the Websites shall not include apps, electronic or digital products such as special interest publications or annuals, or other uses other than those included in the definition of Electronic Edition;

(d)	MEREDITH will provide MSO with two (2) accesses to MEREDITH’s CMS in order for MSO to continue to populate certain subsections of the Websites (e.g. Investor Relations, Corporate(these accesses shall be in addition to any accesses necessary for the editorial input of MSO Content into the CMS)). The CMS for the Websites shall be operated in accordance with the terms and conditions set forth on Schedule G.

8.	NON-COMPETITION.

(a)	MSO.

(i)	Solely during the Term and only in the Territory, MSO and its Affiliates will not, without the prior written consent of MEREDITH:

(a) use, or license or grant to any other person the right to use, the MSO Trademarks, MSO Content (or any translation thereof, including Spanish) and, to the extent registered by MSO or its Affiliates, the domain names listed on Schedule A (that are directly associated with and are intended to be used solely in conjunction with the Magazine) in the field of use of (x) printed magazines; (y) any Electronic Edition for distribution in the Territory or (z) websites or interactive properties supported primarily by an advertising sales, sponsorship sales, or subscription based model or consumer paid content model, in all cases of (x)-(z), whose primary focus is on home, cooking, food, decorating, and/or lifestyle;

(b) publish in the Territory a magazine, website or interactive property with the MSO Trademarks supported primarily by an advertising sales, sponsorship sales or subscription based model or consumer paid content model, which is materially competitive with the Magazine, any Website or any MSO Interactive Property;

provided, however, that nothing in this Section 8(a) shall prevent MSO, its Affiliates or Ms. Martha Stewart from (A) providing content in connection with and/or using the MSO Trademarks or MSO Content in connection with the sale of merchandise (including catalogs, magalogs, etc.), e-commerce or otherwise in exercising its rights under Section 5(q); (B) engaging in any activity which uses the MSO Trademarks and/or MSO Content that improves brand awareness of the Martha Stewart brand but does not materially compete with the Magazine, Websites and/or other MSO Interactive Properties; (C) granting reprint rights and other permissions from any issue of the Magazine or content published on a Website prior to the Effective Date; (D) any incidental, de minimus distribution or use in the Territory of any MSO Content or MSO Trademarks relating to an international publication or website or interactive property; (E) providing content in connection with and/or using the MSO Trademarks or MSO Content in connection with the MSO Social Properties; (F) using MSO Content in MSO’s, MSO’s Affiliates’; or Ms. Martha Stewart’s books; provided that a lag time of at least six (6) months exists (following the original distribution of such content via a Website or Magazine or MSO Interactive Properties) prior to the publication of any book; (G) granting interviews, writing commentary or contributing individual items of content to any magazines, websites or interactive properties; (H) using or allowing others to use the MS Rights for anything other than branding or endorsing any printed magazines, websites or interactive properties in the Territory materially competitive with the Magazine, any Website and/or any MSO Interactive Property, including, but not limited to, general publicity purposes, to promote MSO at the corporate level or to engage in personal or non-profit pursuits (including the Blog, MSO Social Media or other social media) or (I) otherwise exploiting MSO Trademarks or MSO Content in a manner that does not violate MEREDITH’s exclusive rights herein.

i.	The parties agree that for the purposes of this Agreement, a new “bookazine” branded with the MSO Trademarks shall be considered to be competitive to the Magazine Business and therefore not allowed. MEREDITH will produce [***] bookazines using MSO Content or other content provided by MSO within the first 15 months of this Agreement. The Parties shall share equally in the profit after recoupment of direct expenses, which may include, but not be limited to, paper, printing, newsstand distribution costs, content center (pre-press, color correction, etc.) and production (book make-up). MSO shall provide the bookazine (including all content) in an in-design format ready for pre-press. Thereafter, the Parties will mutually agree as to the continuation of bookazines. If MEREDITH elects not to produce bookazines with MSO, then MSO shall have the right to produce bookazines independent of MEREDITH with either MSO Content or content using the MS Trademarks which existed before the Effective Date; provided however, the MSO Content repurposed for said bookazines shall be at least 15 months following initial publication of said content.

(b)	MEREDITH.

i.	During the Term, MEREDITH will not itself (other than as permitted herein or as agreed upon by the Advisory Committee) (a) use, or license or grant to any other person the right to use, the MSO Trademarks or the MSO Content without the prior written consent of MSO in its sole discretion or (b) enter into any new agreements with [***] magazine, to perform services similar to those provided to MSO hereunder; provided, however, that the restriction in (b) excludes (i) any of such publications acquired by MEREDITH; (ii) any corporate transaction involving MEREDITH’s magazine division whether by sale or other structure; and/or (iii) MEREDITH’s custom publication division.

ii.	In the event that MEREDITH enters into a new agreement with or acquires a publication, website or interactive property which would be considered competitive with the Magazine or any Website or other MSO Interactive Property, MEREDITH hereby agrees to continue to devote resources to the Magazine, Websites or other MSO Interactive Properties at a level that matches or exceeds, on both an absolute and comparative basis, the resources devoted to the Magazine, Websites and/or MSO Interactive Properties before such new agreement or acquisition.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

iii.	Upon the termination or expiration of the Agreement, MEREDITH will not compete with MSO by targeting MSO consumers by using the Consumer Data as an MSO audience segment.

9.	OWNERSHIP RIGHTS.

(a)	As between MEREDITH and MSO: MSO shall be the sole owner and have all right, title and interest in and to MSO Trademarks and MSO Content. MEREDITH shall own the copyright in the Magazine as a whole with respect to those issues of the Magazine published after the Effective Date, and subject to MSO’s ownership of the MSO Trademarks and copyright in the MSO Content. Each of the Parties covenants and agrees not to take any action inconsistent with the ownership rights described in this Section 9. All uses of the MSO Trademarks and the goodwill generated thereby shall inure solely to the benefit and be the property of MSO. At the reasonable written request of either Party, and at such Party’s sole cost and expense, the other Party shall promptly do such acts and execute, acknowledge, and deliver all such papers as may reasonably be necessary or desirable to cooperate with the requesting Party’s efforts to obtain, maintain, protect, and/or vest in MSO the entire right, title, and interest in and to the MSO Trademarks and the MSO Content (in the case of MSO) or content other than MSO Content (in the case of MEREDITH), including rendering such assistance as the requesting Party may request in any litigation or other proceeding.

(b)	MSO shall use commercially reasonable efforts to protect the MSO Content in the Territory in a manner consistent with past practice. In the event that MEREDITH learns of any infringement of any MSO Trademark or MSO Content, it promptly shall notify MSO. MSO shall take whatever action it deems necessary or appropriate in response thereto, in its sole discretion. If requested to do so by MSO, MEREDITH shall cooperate with MSO, at MSO’s sole cost and expense, in all reasonable respects in connection therewith. In any case, MSO and MEREDITH shall keep each other fully advised of all developments and shall reasonably cooperate with each other in all respects in connection with any action arising under this clause (b).

(c)	MEREDITH shall use commercially reasonable efforts to protect the copyright of the Magazine throughout the world in a manner consistent with past practices followed by MEREDITH with its own premier print titles. In the event that MSO learns of any infringement of the Magazine other than the MSO Content, it promptly shall notify MEREDITH. MEREDITH shall take whatever action it deems necessary or appropriate in response thereto, in its sole discretion. If requested to do so by MEREDITH, MSO shall cooperate with MEREDITH, at MEREDITH’s sole cost and expense, in all reasonable respects in connection therewith. In any case, MSO and MEREDITH shall keep each other fully advised of all developments and shall reasonably cooperate with each other in all respects in connection with any action arising under this clause (c).

(d)	To facilitate the objectives of the parties in this Agreement, upon delivery of a copy of all Consumer Data to MEREDITH by MSO in accordance with Section 5(o) hereof, MEREDITH and MSO shall jointly own such Consumer Data, excluding the Magazine subscription data, below. MEREDITH shall have the right to integrate such Consumer Data into its central consumer database and data management platform, and to use such Consumer Data in a similar manner in which it uses its other consumer data; provided, however, that the use of such Consumer Data by MEREDITH will be subject to MEREDITH’s obligations under Section 6(e). In the frequency set forth in Schedule I and upon any termination or expiration of this Agreement in accordance with Sections 15 or 21, MEREDITH will provide to MSO in a mutually agreed format a copy of consumer-provided data related to the Websites and any other MSO Interactive Property data (e.g., app subscribers, etc.) in the categories set forth on Schedule I hereto. Subject to the restrictions of Section 8 hereof, MEREDITH shall retain ownership of all Magazine subscription data unless purchased by MSO pursuant to Section 16 hereof.

10.	APPROVALS. To the extent any approval of either Party is required under this Agreement, such approval must be received in writing (including but not limited to email). With regard to any such required approvals and except in such cases where any other period of time is specified under this Agreement, the approving Party shall respond within three (3) Business Days of receipt by the requesting Party’s designated contact persons of an email requesting approval as required under this Agreement (“First Approval Date”). If the approving Party fails to respond within First Approval Date period, the requesting Party may resend its initial notice together with a Federal Express package to the approving Party’s designated contacts in Section 25(a), in each case with a prominent header that says “FINAL NOTICE FOR APPROVAL” or words substantially similar thereto. If there is no response from the approving Party to such second notice within four (4) additional Business Days (“Final Approval Date”), the approving Party shall have been deemed to approve the request, provided that the material requested to be approved does not violate any provision of this Agreement. With respect to any approvals relating to MS Rights, the First Approval Date shall be five (5) Business Days instead of three (3) as set forth above and the Final Approval Date will be five (5) additional Business Days instead of four (4) as set forth above. Other than the dates, with respect to MS Rights, all other details surrounding the approvals shall be the same.

11.	REMUNERATION.

(a)	Content Payment.

i.	MEREDITH will purchase MSO Content for the Magazine (in each case which has been approved and conforms with the specification requirements of this Agreement including but not limited to those specifications in Schedule F) at a rate of $[***] per page for the first [***] pages per Fiscal Year and $[***] per page thereafter, prorated for any partial year and paid as set forth below (the collective annual payment, the “Content Fee”). MEREDITH shall only pay for MSO Content which is either (a) requested by MEREDITH in writing as part of a mutually agreed upon publishing plan or (b) published in the Magazine; provided, that MEREDITH shall request no less than [***] pages per Fiscal Year as per Schedule C. If any MSO Content is provided after the specified delivery dates set forth in Schedule E, then MEREDITH shall offset documented and reasonable out-of-pocket downstream expenses associated with the delay in the delivery of MSO Content from the Content Fees payable hereunder.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

ii.	At the end of each Fiscal Year, the Parties will reconcile the amounts paid to MSO for the MSO Content delivered during the Fiscal Year or prorated for any partial year. The per page count shall be calculated using USPS standard counting for prorated pages.

iii.	MEREDITH shall pay the Content Fee, less any offsets set forth in Section 11(a)(i) above, no later than forty-five (45) days following the end of each month.

iv.	After the first anniversary of this Agreement, the per page charge shall be subject to an increase or decrease equal to the CPI increase or decrease for the prior calendar year not to exceed three percent (3%). “CPI” shall mean the Consumer Price Index for all Urban Wage Earners and Clerical Workers for the United States, U.S. City Average, published by the Bureau of Labor Statistics of the U.S. Department of Labor (“Department”) in which the 1982-84 average of one hundred (100) points is the base. In the event the CPI shall be discontinued or no longer published, the parties shall agree upon a comparable, nonpartisan substitute price index or formula and such substitute price index or formula shall have the same effect as if it had been originally designated herein.

(b)	Magazine Royalty.

i.	MSO shall be entitled to receive, and MEREDITH shall be obligated to pay MSO with respect to each Fiscal Year or portion thereof during the Term, a portion of the Operating Profit of the Magazine Business as set forth below (the “MSO Royalty”). For purposes of this Section 11(b), Operating Profit shall not include (i) revenue and other consideration generated through digital display advertising, video or otherwise from the Websites and other MSO Interactive Properties as set forth in Section 11(c) below or (ii) expenses associated with the operation of the Websites and other MSO Interactive Properties and costs related to sale of digital display advertising, video or other advertising on the same. The MSO Royalty shall be determined as follows:

(A)	For any Fiscal Year in which the Operating Profit is less than [***] dollars ($[***]), the MSO Royalty shall equal [***].

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

(B)	For any Fiscal Year in which the Operating Profit is greater than [***] dollars ($[***]), the MSO Royalty shall equal the product of (1) the Operating Profit less $[***] and (2) [***] percent ([***]%); provided, however, that in the Fiscal Year from July 1, 2015 through June 30, 2016, Operating Profit in (B)(1) above shall be less any loss from operations for the period commencing on the Effective Date through June 30, 2015.

Not later than forty-five (45) days following the end of each Fiscal Year (the “Payment Date”), MEREDITH shall furnish to MSO a complete and accurate statement relating to the Magazine Business showing the aggregate operating revenues, operating expenses and Operating Profit, as well as the individual line items comprising such amounts, for such Fiscal Year. The MSO Royalty accruing during any Fiscal Year (or prorated portion thereof at the beginning or end of the Term) during the Term shall be due and payable by MEREDITH in immediately available funds to the Designated Account by the Payment Date, and shall accompany such delivery of the statement furnished as required in this Section 11(b)(ii).

(c)	Revenue Share Website. MEREDITH shall pay MSO [***] percent ([***]%) of all digital advertising revenue and other proceeds and consideration generated by the Websites and other MSO Interactive Properties and collected by MEREDITH (including any permitted sale of subscriber or customer data related to same, but excluding video revenue as set forth below), net of (i) all commissions that are paid by MEREDITH; (ii) any third party expenses that are agreed upon by the Advisory Committee (i.e. search engine marketing expenses); and (iii) third party distribution and syndication revenue share expense if not already deducted from amounts collected as set forth above (“Digital Revenue”). MEREDITH shall pay MSO (a) [***] ([***]%) of all video advertising revenue (regardless of where the video lives, i.e., including all distribution and syndication websites) up to the first $[***] in net revenue collected by MEREDITH, net of (i) all commissions that are paid by MEREDITH; (ii) any third party expenses that are agreed upon by the Advisory Committee (i.e. search engine marketing expenses); and (iii) third party distribution and syndication revenue share expense if not already deducted from amounts collected as set forth above ((i)-(iii) above, the “Deductions”); (b) [***] percent ([***]%) of all video advertising revenue (regardless of where the video lives, i.e., including all distribution and syndication websites) between $[***]—$[***] in net revenue collected by MEREDITH, net of the Deductions; and (c) [***] percent ([***]%) of all video advertising revenue (regardless of where the video lives, i.e., including all distribution and syndication websites) above $[***] in net revenue collected by MEREDITH thereafter, net of the Deductions (“Video Revenue”). The revenue share from the Digital Revenue, Video Revenue and other consideration from the Websites and other MSO Interactive Properties shall be paid by MEREDITH in immediately available funds to the Designated Account within thirty (30) days following the end of each month in which the revenue or consideration is collected. MSO shall receive any and all revenue and consideration from the Websites and other MSO Interactive Properties which result from the sale of Merchandise.

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

(d)	Audit Rights. MEREDITH agrees to keep accurate books of account and records in accordance with GAAP and the definition of Operating Profit covering all transactions and terms relating to this Agreement or giving rise to payments under this Agreement during the Term for a period of three (3) years from the date of the last report by MEREDITH pursuant to Sections 11(b) or Payment Date, whichever is later. Upon the written request of MSO, with at least thirty (30) days advance written notice, MEREDITH will permit an independent accounting firm or other accounting or finance professional selected by MSO and reasonably acceptable to MEREDITH (the “Auditor”), to have access during normal business hours to such books and records related to the subject matter of this Agreement and MEREDITH’s employees and accountants as reasonably necessary to verify MEREDITH’s compliance with this Agreement; provided that (i) no such audit may be commenced during the final thirty (30) days of the fourth quarter or the first thirty days of the first quarter of any Fiscal Year; (ii) if MEREDITH and MSO are not able to agree upon an Auditor, then each of MEREDITH and MSO shall select an independent accounting firm, and such two independent accounting firms shall select a third independent accounting firm (such third independent accounting firm being the “Auditor”); (iii) the Auditor is not to be compensated for the audit on a contingency basis; (iv) MSO may not initiate more than one audit in any Fiscal Year unless reasonably justified under the circumstances; and (iv) MEREDITH shall promptly pay any deficiency identified by the Auditor by wire transfer to the Designated Account. MSO shall bear the expense of the Auditor, except that if such audit discloses a deficiency in payments of five percent (5%) or greater over the course of the period subject to audit, then, in addition to promptly making up such deficiency by wire transfer to the Designated Account, MEREDITH shall bear the expense of such examination or audit.

In addition, MEREDITH will provide MSO with access to mutually agreed upon search engine analytics tools so MSO shall, at its own expense, be able to examine the data collected and analyzed by MEREDITH through and in connection with the Websites and other MSO Interactive Properties.

12.	MSO PROMOTIONAL AGREEMENTS.

(a)	MSO shall use reasonable efforts to support circulation marketing and brand awareness of the Magazine, the Websites and (as applicable) any MSO Interactive Properties on MSO Social Media as may be agreed to by the Parties from time to time consistent with past practices and to the extent controlled by MSO. In addition, to the extent permitted and possible, MSO will attempt to support circulation marketing and the Websites by requesting promotion on television programming and on or in merchandising packaging, subject to feasibility and in MSO’s reasonable business judgment; it being understood that the failure of MSO to achieve any positive results in this area shall not be considered a breach of this Agreement.

(b)	MSO shall respond in good faith to requests from MEREDITH to have MSO engage in specific promotional activities in connection with the Magazine Business.

(c)	To the extent MEREDITH requests the personal services of Ms. Martha Stewart, MSO will use reasonable efforts to procure such services. In such event, MEREDITH is responsible for paying to MSO all fees associated with such appearance or production as per Ms. Stewart’s rate card in effect at the time of the production or appearance, which shall include a talent fee as well as payment of all her expenses as enumerated on her rate card.

13.	CERTAIN COVENANTS.

(a)	Each Party covenants and agrees to refrain from making, issuing, publishing or otherwise disseminating any false or disparaging comments or statements (whether written or oral) about the other Party or any of the other Party’s Affiliates, or Ms. Martha Stewart personally, during or after the Term; provided, however, that this clause (a) shall not prohibit any Party from making factual statements to the extent they are necessary to enforce its rights in this Agreement.

(b)	Notwithstanding anything to the contrary set forth in this Agreement, MEREDITH and MSO each agree that they will abide by all laws, rules and regulations applicable to this Agreement and their activities and performance hereunder. If a Party becomes aware that it cannot satisfy any covenant, condition or obligation of this Agreement as a result of any such law, rule or regulation, it shall promptly notify the other Party, and shall use all reasonable efforts to remediate the situation. If such non-compliance persists for thirty (30) days, it shall be deemed a breach of this Agreement.

14.	REPRESENTATIONS AND WARRANTIES.

(a)	Representations and Warranties of MEREDITH. MEREDITH hereby represents and warrants to MSO, as of the Effective Date, that:

i.	MEREDITH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa.

ii.	MEREDITH has the requisite power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. MEREDITH has taken all necessary corporate action to authorize this Agreement. MEREDITH has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of MEREDITH enforceable against MEREDITH in accordance with its terms.

iii.	Neither MEREDITH’s execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of MEREDITH’s certificate of incorporation or, bylaws; (ii) violate any agreement to which MEREDITH is a party; (iii) require any authorization, consent or approval of, exemption, or other action by, or notice to, any party; or (iv) violate any law or order to which MEREDITH is subject.

iv.	There is no claim, litigation, investigation, arbitration, or other proceeding against MEREDITH, outstanding or, to the knowledge of MEREDITH, threatened, which could reasonably be expected to have a material adverse effect on this Agreement.

v.	MEREDITH’s publication and/or operation of the Magazine, Websites and other MSO Interactive Properties and inclusion of any materials in the Magazine, Websites and other MSO Interactive Properties (other than the MSO Content) shall not infringe or violate the rights of any third party, be disparaging or defaming of any third party. MEREDITH has secured sufficient rights to all such materials for publication and use by MEREDITH as anticipated hereunder without cost or expense by MSO.

vi.	The Consumer Data gathered, stored or processed by MEREDITH after the Effective Date as a result of the Magazine Business and the operation of the Websites and other MSO Interactive Properties and provided to MSO pursuant to this Agreement was gathered, stored, processed or provided in compliance with all applicable laws and any policies or agreements of MEREDITH and such data may be transferred to MSO without violating any of same. Such data so provided may be used per the terms of this Agreement by MSO without violating any applicable laws and any policies or agreements that may have existed between MEREDITH and any person.

(b)	Representations and Warranties of MSO. MSO hereby represents and warrants to MEREDITH, as of the Effective Date, that:

i.	MSO is a corporation duly incorporated, validly existing and subsisting under the laws of the State of Delaware.

ii.	MSO has the requisite power and authority to enter into and deliver this Agreement, to grant the licenses herein, perform its obligations herein, and consummate the transactions contemplated hereby. MSO has taken all necessary corporate action to authorize this Agreement. MSO has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of MSO enforceable against MSO in accordance with its terms.

iii.	Neither MSO’s execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of MSO’s certificate of incorporation or bylaws; (ii) violate any agreement to which MSO is a party; (iii) require any authorization, consent or approval of, exemption, or other action by, or notice to, any party, or (iv) violate any law or order to which MSO is subject.

iv.	There is no claim, litigation, investigation, arbitration, or other proceeding against MSO, outstanding or, to the knowledge of MSO, threatened, which could reasonably be expected to have a material adverse effect on this Agreement.

v.	MEREDITH’s use of the property licensed and/or supplied by MSO, including but not limited to the MSO Content, MSO Trademarks, the Websites and other MSO Interactive Properties, hereunder to MEREDITH shall not infringe, violate the rights of any third party, be disparaging or defaming of any third party. MSO has secured sufficient rights to all MSO Content for publication and use by MEREDITH as anticipated hereunder without cost or expense by MEREDITH.

vi.	The Consumer Data was gathered in compliance with all applicable laws and any contracts or agreements that may have existed between MSO and the customers and such data may be transferred to MEREDITH without violating any such laws or contracts. The Consumer Data so provided may be used by MEREDITH for the Magazine Business, the Websites, the other MSO Interactive Properties and consumer marketing activities relating thereto without violating any applicable laws and any contracts or agreement that may have existed between MSO and the customers, provided MEREDITH complies with its obligations under this Agreement with respect to such Consumer Data.

15.	TERM; TERMINATION.

(a)	Term. The term of this Agreement shall commence on the Effective Date and shall continue until and including the tenth (10th) year anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of this Agreement (the “Initial Term”). Thereafter, this Agreement shall be automatically extended for one (1) year extensions (each a “Renewal Term” and collectively with Initial Term and all Renewal Terms the “Term”) unless either party notifies the other party in writing of its intent not to renew at any point prior to end of the Initial Term or any Renewal Term. In all termination situations, the effective date of the termination will be twelve (12) months after the termination notice is delivered to the other party unless the parties agree to otherwise.

(b)	MSO’s Termination Rights. MSO may terminate this Agreement prior to the natural expiration of the Term:

i.	Without cause after the second anniversary of this Agreement.

ii.	Upon written notice upon the occurrence of any of the following events:

(1)	MEREDITH fails to timely satisfy any of its payment obligations pursuant to this Agreement (unless such obligation is a disputed amount that is subject to an on-going audit pursuant to Section 11(d) hereof) and such failure is not cured within ten (10) Business Days after MSO provides MEREDITH with written notice of such failure and may charge MEREDITH interest of 1% per month on said past due amounts;

(2)	MEREDITH fails to timely satisfy any of its non-payment obligations pursuant to this Agreement (including the Schedules) and such failure is not cured within thirty (30) days after MSO provides MEREDITH with written notice of such failure;

(3)	MEREDITH becomes insolvent or brings a petition under the bankruptcy or insolvency laws of any jurisdiction; MEREDITH makes an assignment for the benefit of creditors; or a receiver or similar agent is appointed with respect to any substantial portion of MEREDITH’s property or business; or MEREDITH has a petition brought against it under the bankruptcy or insolvency laws of any jurisdiction and such petition is not dismissed within sixty (60) days.

(c)	MEREDITH’s Termination Rights. MEREDITH may terminate this Agreement prior to the natural expiration of the Term:

i.	Without cause after the second anniversary of this Agreement.

ii.	Upon written notice upon the occurrence of any of the following events:

(1)	MSO fails to timely satisfy any of its material obligations pursuant to this Agreement and such failure is not cured within thirty (30) days after MEREDITH provides MSO with written notice of such failure;

(2)	MSO becomes insolvent or brings a petition under the bankruptcy or insolvency laws of any jurisdiction; MSO makes an assignment for the benefit of creditors; or a receiver or similar agent is appointed with respect to any substantial portion of MSO’s property or business; or MSO has a petition brought against it under the bankruptcy or insolvency laws of any jurisdiction and such petition is not dismissed within sixty (60) days.

(d)	Mutual Termination Rights. The Parties may terminate this Agreement prior to the expiration of the Term upon the mutual written agreement of the Parties.

(e)	Maintenance of Magazine. The Parties agree that during any Termination Period, the Parties will continue to maintain the Magazine Business, Websites and other MSO Interactive Properties in the ordinary course consistent with MSO’s and MEREDITH’s compliance with the obligations applicable to each of them hereunder, and the maintenance of the then-current Publishing Specifications (with respect to the Magazine), including with respect to employee headcount, to permit the continued uninterrupted publication of the Magazine, Website and other MSO Interactive Properties in accordance with then-current practice.

(f)	Survival. Notwithstanding anything to the contrary contained elsewhere herein, the following provisions shall survive the expiration or earlier termination of this Agreement: Sections 1, 7(b), 8(b)(iii), 9, 11(with respect to fees accrued prior to such date), 13(a), 15(e)-(g), 16(d), 17-20, 23-25.

(g)	Subscription Liability. Upon the expiration of the Term, unless MSO consummates an acquisition of the Magazine pursuant to Sections 15(h) or 16 hereof and continues to publish the Magazine, MEREDITH shall remain liable for all outstanding liabilities relating to the Magazine subscription liability occurring during MEREDITH’s operations thereof. If MSO consummates an acquisition of the Magazine Business pursuant to Sections 15(h) or 16 hereof, MSO, or the Buyer (as defined herein), shall assume all post-closing subscription liabilities of the Magazine.

(h)	Non-Renewal Purchase Right. If a Party elects not to renew this Agreement pursuant to Section 15(a) (the “Non-Renewing Party”), the other Party (the “Renewing Party”) shall have the right to purchase from the Non-Renewing Party the assets of the Magazine Business, Websites and MSO Interactive Properties for the product of (A) [***] times (B) the Operating Profit for the most recently completed four fiscal quarters prior to the Purchase Event (adjusted for the results of any audit pursuant to Section 11(d)). The Parties shall follow the process outlined in Section 16 irrespective of the purchasing party. For purposes of this provision, this shall mean the Business as defined in Section 16(a) for MSO and for MEREDITH this shall mean the MSO Content, MSO intellectual property (other than the MSO Trademarks) and all other assets owned by MSO and used by MEREDITH in the operations of the Magazine Business, Magazine, Websites and MSO Interactive Properties prior to the expiration of the Term, plus a paid up, perpetual, exclusive, non-refundable license to use the MSO Trademarks in connection with the Magazine Business, Magazine, Websites and MSO Interactive Properties. For purposes of clarity, if either Party chooses to not renew the Agreement and the other party does not exercise its rights pursuant to this Section 15(h), this Agreement shall terminate upon expiration of the Term subject to Section 15(f).

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

16.	PURCHASE RIGHT.

(a)	MEREDITH hereby grants to MSO the irrevocable right to purchase (the “Purchase Right”), upon the termination of the Term pursuant to Section 15(b)(i), 15(b)(ii), 15(c)(i), 15(c)(ii), or 15(d) (a “Purchase Event”), (i) any or all of the assets, rights, properties and business of the Magazine Business, (ii) the Websites and MSO Interactive Properties (excluding MEREDITH Content or MEREDITH supplied content), URLs, traffic assignment and a copy of the Consumer Data described on Schedule I (the “Business”) for a purchase price equal to (i) in the case of the termination of the Term pursuant to Section 15(b)(i), 15(c)(ii) or 15(d), the product of (A) [***] times (B) the Operating Profit for the most recently completed four fiscal quarters prior to the Purchase Event (adjusted for the results of any audit pursuant to Section 11(d)); or (ii) in the case of the termination of the Term pursuant to Section 15(b)(ii) or 15(c)(i) the product of (A) [***] times (B) the Operating Profit for the most recently completed four fiscal quarters prior to the Purchase Event (adjusted for the results of any audit pursuant to Section 11(d)) (either of the foregoing clause (i) or clause (ii), as applicable, the “Purchase Price”). During the Termination Period prior to a Purchase Event, MSO, or another Person designated by MSO, shall have the right, but not any obligation, to provide notice of MSO’s intent to exercise the Purchase Right (“Election Notice”). During the Termination Period, MSO and/or its designee, potential partner(s) and potential financing source(s) thereof shall be afforded the opportunity to conduct a customary due diligence investigation of the Business, subject to such designee, any potential partner(s) and potential financing source(s) thereof, agreeing with MSO to treat Confidential Information in accordance with Section 18 of this Agreement. MEREDITH shall permit MSO and/or its designee, potential partner(s) and the potential financing source(s) thereof to examine MEREDITH’s books of account and other financial and business records relating to the Business during normal business hours of MEREDITH as may be reasonably requested by MSO.

(b)

In the event that MSO delivers an Election Notice during the Termination Period to MEREDITH, the closing with respect to the purchase of the Business (the “Closing”) shall occur on (x) such date (the “Closing Date”) as may be mutually agreed between the Parties, (y) if not so agreed, within five (5) Business Days of the expiration of the Termination Period, or (z) in the event of a Termination Period pursuant to Section 15(b)(ii), such date within the Termination Period as may be specified by MSO on not less than ten (10) Business Days prior written notice to MEREDITH, and shall take place at the New York City offices of MSO’s counsel or of MEREDITH’s counsel or the New York City offices of MEREDITH or MSO, as MEREDITH and MSO may agree. MEREDITH and MSO shall cooperate to effect such Closing in a manner which does not result in any interruption or delay in the customary publication schedule of the Magazine. On the Closing Date, in consideration of receipt of the Purchase Price, which shall be payable in immediately available funds to such account as may be designated by MEREDITH: (i) MEREDITH shall sell, transfer, convey, assign, grant and deliver (in mutually-agreed format) to MSO or to MSO’s designee (“Buyer”), and Buyer shall purchase from MEREDITH, at the Closing, all right, title and interest in and to the Business, which shall include a copy of all data referred to in Schedule I, websites, interactive properties, goodwill and rights of MEREDITH comprising the Business, but excluding any assets

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission specified by Buyer; provided, however that MEREDITH shall retain all receivables (including subscription receivables) and retain and be liable for all payables accrued through the cut-off date for any issue of the Magazine completed prior to the Closing Date, other than liabilities from subscriptions to the Magazine or other subscription-based portion of the Business, including refunds which Buyer shall assume; (ii) Buyer shall assume from MEREDITH all liabilities, obligations and commitments of MEREDITH to the extent the same arise solely from and otherwise comprise the Business and, other than in the case of subscription liabilities, arise or accrue on or after the Closing Date and other than liabilities to be retained by MEREDITH pursuant to the proviso of the preceding clause (i); (iii) MEREDITH shall execute and deliver such good and sufficient instruments of conveyance, assignment and transfer as Buyer shall reasonably request, each in form and substance reasonably required by Buyer, and in due and proper form for recording, and as shall be effective to vest in Buyer good title to the assets of the Business as contemplated by this Agreement. The assets described in the preceding sentence shall be conveyed by MEREDITH to Buyer in each case free and clear of any debts, liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or rights of others of every nature, kind and description (collectively, “Liens”); it being agreed that MEREDITH shall promptly obtain and deliver to Buyer any necessary consents to the assignment of such assets and rights. Additionally, if and to the extent requested by MSO, each of MEREDITH and MSO agrees to use its commercially reasonable efforts, for a reasonable transition period not to exceed twelve (12) months, to obtain and receive such other transition services relating to administrative, human resources, information technology and other business services as MSO may reasonably request and as were customarily provided by MEREDITH to the Magazine Business, in each case for payment of the reasonable fair market value thereof.

(c)	Upon consummation of the Purchase Right, MEREDITH shall, at its sole cost and expense, cause all Liens on or relating to any of the assets described herein and included in the Business to be extinguished and discharged in full, and shall deliver to Buyer instruments and Uniform Commercial Code (“UCC”) termination statements and pay-off letters releasing, extinguishing and discharging all such security interests, encumbrances, and other Liens, all in form and substance reasonably satisfactory to Buyer. In the event Buyer elects to proceed with consummation of the Purchase Right prior to its receipt of all such instruments and UCC termination statements, MEREDITH shall nevertheless obtain and deliver to Buyer all instruments and UCC termination statements, and obtain the release, extinguishment and discharge of all Liens contemplated hereby, promptly after such consummation. For clarity, MEREDITH shall not grant any Liens in or upon this Agreement, the Magazine, Websites or other MSO Interactive Properties (or any data referred to in Section 9(d)), the MSO Trademarks, the licensed domain names hereunder or the MSO Content.

(d)	Following the consummation of the Purchase Right, MEREDITH (i) shall treat as confidential in accordance with Section 18 of this Agreement all records, books and other information of any type relating to the Business and (ii) agrees not to disclose any such records, books and information to any third party (other than MEREDITH’s directors, officers, employees or outside advisors who have a need to know such information and other than expressly in the performance of MEREDITH’s obligations hereunder) without the prior written consent of MSO in its sole discretion.

(e)	If during the Term of this Agreement MSO elects to terminate this Agreement because it intends to discontinue the Magazine, the Websites or other MSO Interactive Properties or sell the operations of same, then MSO shall provide MEREDITH with notice and MEREDITH shall have the right for six (6) months from said notice to discuss a potential transaction to purchase the Magazine, the Websites and other MSO Interactive Properties from MSO on terms mutually agreeable by the Parties. If the Parties cannot agree upon the terms for said purchase, then MEREDITH’s Purchase Right shall terminate and the remainder of the terms of this Agreement shall control regarding the termination or non-renewal of this Agreement.

17.	INDEMNIFICATION.

(a)	MEREDITH agrees to defend, indemnify, and hold harmless MSO, Ms. Martha Stewart and its and their Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, damages, losses, liabilities, awards, settlements, judgments, fees, costs and expenses, including reasonable attorneys’ fees, to the extent arising out of or resulting from any third-party claims based on (i) MEREDITH’s breach of any of its covenants, obligations, representation or warranties contained herein, or (ii) the operation of the Websites and other MSO Interactive Properties or the Magazine Business by MEREDITH, including the production, printing, publication, advertising, marketing, promotion and/or distribution of the Websites and other MSO Interactive Properties or the Magazine, except to the extent such claim arises out of the actions, errors, or omissions of MSO including but not limited to MSO Content and the operation and maintenance of the MSO Social Properties.

(b)	MSO agrees to defend, indemnify, and hold harmless MEREDITH and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, damages, losses, liabilities, awards, settlements, judgments, fees, costs and expenses, including reasonable attorneys’ fees, to the extent arising out of or resulting from any third-party claims based on (i) MSO’s breach of any of its covenants, obligations, representation or warranties contained herein, (ii) sale of any Merchandise on the Website (including but not limited to, product liability claims, theft of personally identifiable information, or false or misleading advertisement in connection with the sale of said product), (iii) MSO Content, except to the extent such claim arises out of the actions, errors, or omissions of MEREDITH, or (iv) MSO’s operation of the Magazine or Websites prior to the Effective Date.

(c)	A Party to whom indemnification is owed pursuant to this Section 17 (an “Indemnified Party”) shall give prompt written notice to the other Party (hereinafter, the “Indemnifying Party”) of the commencement, assertion or threat of any proceeding in respect of which such Indemnified Party shall seek defense or indemnification hereunder. Any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Agreement unless, and then only to the extent that, the failure to give such notice materially and adversely prejudices the Indemnifying Party.

(d)	The Indemnifying Party shall have the right to assume control of the defense, settlement or other disposition of such proceeding on such terms, as it deems appropriate; provided, however:

i.	If the Indemnifying Party so elects to assume the control of the defense, settlement or other disposition of such proceeding, it will notify the Indemnified Party reasonably promptly so as to avoid any material adverse prejudice to the Indemnified Party;

ii.	The Indemnified Party shall be entitled, at the Indemnified Party’s own expense so long as the Indemnifying Party has assumed and is exercising such control, to participate in the defense of any proceeding through counsel of its own choosing;

iii.	The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such proceeding or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief or other adverse effect would be imposed against the Indemnified Party, or which would require the Indemnified Party to pay any money in connection therewith;

iv.	Unless the Indemnifying Party and the Indemnified Party agree otherwise, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with or involving any claimant or plaintiff that imposes any adverse effect on the Indemnified Party and/or does not include as an unconditional term thereof the execution and delivery of a release from all liability in respect of such proceeding by such claimant or plaintiff to, and in favor of, such Indemnified Party; and

v.	The Parties shall extend reasonable cooperation in connection with the defense of any proceeding pursuant to this and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

(e)	In the event the Indemnifying Party elects not to assume control of the defense, settlement or other disposition of such proceeding (or does not timely respond in the matter), (i) the Indemnifying Party shall make payments of all amounts required to be made pursuant to the provisions of this Section 17 to or for the account of the Indemnified Party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable; provided, that the Indemnified Party has agreed in writing to reimburse the Indemnifying Party-for the full amount of such payments if the Indemnified Party is ultimately determined by a court of competent jurisdiction not to be entitled to such indemnification, (ii) the Indemnified Party shall obtain the prior written approval of the Indemnifying Party, which approval shall not be unreasonably withheld, delayed or conditioned, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such proceeding or any liability in respect thereof that has any adverse impact on the Indemnifying Party or subjects it to any monetary liability; and (iii) the Parties shall extend reasonable cooperation in connection with the defense of any proceeding pursuant to this Section 17 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

18.	CONFIDENTIALITY.

(a)	The Receiving Party will hold all Confidential Information of the Disclosing Party in confidence, and protect it as the Receiving Party would protect its own Confidential Information (which, in any event, will not be less than commercially reasonable protection) and will not use such Confidential Information for any purpose other than in connection with performing its obligations under this Agreement. The Receiving Party will not disclose any Confidential Information of the Disclosing Party, by publication or otherwise, to any Person other than its employees, counsel and contractors who are bound to confidentiality obligations at least as restrictive as those set forth herein. The Receiving Party shall be liable for all breaches by its employees, counsel and contractors.

(b)	Each Party agrees that the terms and conditions of this Agreement will be treated as Confidential Information; provided that each Party may disclose the terms and conditions of this Agreement (subject to nondisclosure requirements at least as restrictive as those set forth herein, when permitted): (a) to legal counsel or as required by law or court order, (b) in confidence, to accountants, banks, and financing sources, including potential acquirers; (c) as required to comply with applicable law, regulation, legal process, subpoena or the rules of applicable securities exchanges, provided that the Receiving Party will cooperate with the Disclosing Party in its efforts to obtain confidential treatment thereof to the extent available; or (d) to enforce a Party’s right hereunder.

19.	DISCLAIMER OF INCIDENTAL AND CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, AND EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS HEREUNDER. NO PARTY TO THIS AGREEMENT WILL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT UNLESS THE DAMAGES AROSE DUE TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL BREACH OF THIS AGREEMENT.

20.	PRESS RELEASES AND ANNOUNCEMENTS. The Parties will mutually agree upon and issue joint press releases and conduct joint press conferences in connection with the execution of this Agreement and the launch of the Magazine and Websites and other MSO Interactive Properties. No Party may issue any press release or announcement relating to the subject matter of this Agreement without the other Party’s prior written approval.

21.	ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither Party may assign or delegate this Agreement or its rights, obligations or powers under this Agreement without the prior written consent of the other Party; provided that either party may assign its rights and obligations under this Agreement in its entirety to (i) an internal Affiliate as part of a reorganization for tax or administrative purposes or (ii) a purchaser of all or substantially all of such party’s business (in the case of MEREDITH, the magazine publishing business only) so long as such purchaser agrees in writing reasonably satisfactory to the other party to assume all the obligations and liabilities of the other party under this Agreement or to a Buyer under Section 16. Except as otherwise provided in this Section 21, any attempt to assign without the other Party’s consent will be null and void and will give the non-assigning Party the right to terminate this Agreement, effective three (3) months after the delivery of a termination notice by MEREDITH or effective twelve (12) months after the delivery of a termination notice by MSO. Subject to this Section 21, this Agreement is binding upon each Party’s successors and permitted assigns.

22.	RESERVATION OF RIGHTS. Each Party hereby reserves all rights of such Party that such Party does not expressly grant to the other Party pursuant to this Agreement.

23.	FURTHER ASSURANCES. Each of the Parties shall execute and deliver such other and further instruments and documents consistent herewith and take such further actions as are or may become reasonably necessary or convenient to effectuate and carry out the rights, obligations, intents or purposes of this Agreement.

24.	DISPUTE RESOLUTION. Subject to clause (c) of Section 4 and to clause (d) of Section 11, upon the occurrence of any dispute or disagreement between the Parties hereto arising out of or in connection with any term or provision of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof (in each case, a “Dispute”), the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute during a period of ten (10) Business Days after a Party notifies the other of such Dispute in writing. If the Parties are unable to resolve the Dispute during such period, then the provisions of Section 25(g) shall apply.

25.	MISCELLANEOUS.

(a)	Notices. All notices and communications to be given or otherwise made to either Party shall be deemed to be sufficient if contained in a written instrument delivered in person or by email (with confirmation of receipt) or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by nationally-recognized overnight courier, and addressed to such Party at the following address or email address:

If to MSO, to:

Chief Executive Officer

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, NY 10001

Email: XXXXXXXX@marthastewart.com

With a copy to (which shall not constitute notice hereunder):

EVP and General Counsel

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, NY 10001

Email: XXXXXXXX@marthastewart.com

Ms. Martha Stewart

Chief Creative Officer and Founder

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, NY 10001

Email: XXXXXXXX@marthastewart.com

If to MEREDITH, to:

Meredith Corporation

805 3rd Avenue

New York City, NY

Attention: President, National Media Group

Email: XXXXXXXX@meredith.com

With a copy to (which shall not constitute notice hereunder):

Meredith Corporation

1716 Locust Street

Des Moines, IA

Attention: General Counsel-Corporate Group

Email: XXXXXXXX@meredith.com

or to such other address or email address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received: (i) in the case of personal delivery or delivery by electronic transmission, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier or email, on the next Business Day after the date when sent and (iii) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communications is posted.

(b)	No Joint Venture. This Agreement does not constitute a partnership or joint venture between MEREDITH and MSO. Neither Party may obligate or bind the other Party in any manner whatsoever, and nothing in this Agreement gives any rights to any third person. Nothing in this Agreement is to be considered to create an employer-employee relationship between the Parties.

(c)	Entire Agreement; Amendment. This Agreement, together with the schedules and exhibits attached hereto, constitutes and contains the entire Agreement of the Parties hereto relating to the subject matter hereof and no oral or written statements, representations, documents, promises or any other prior materials not embodied herein shall be of any force or effect. This Agreement may not be amended, altered or modified except by a written instrument executed by both Parties.

(d)	No Waiver. The failure or delay of any Party to exercise its rights under this Agreement or to complain of any act, omission or default, no matter how long the same may continue, or to insist upon a strict performance of any of the terms or provisions herein, shall not be deemed or construed to be a waiver of rights under this Agreement or a waiver of any subsequent breach or default of the terms or provisions of this Agreement. Any waiver granted must be in writing by the waiving Party in order to be effective.

(e)	Severability. In the event that any of the provisions contained herein would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason because of the scope, duration or area of its applicability or for other reasons, unless narrowed by construction, such provision shall for purposes of such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court or arbitrator(s) making any such determination shall have the power to modify, to the extent necessary to make such provision or provisions enforceable in such jurisdiction, such scope, duration or area or all of them, and such provision shall then be applicable in such modified form). If, notwithstanding the foregoing, any such provision would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction only, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions. No narrowed construction, modification or invalidation of any provision shall affect the construction, validity or enforceability of such provision in any other jurisdiction.

(f)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

(g)	Jurisdiction. The Parties hereby consent to the sole and exclusive jurisdiction and venue in the Federal or State courts in the County of New York, New York. The Parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement that provides for an obligation other than the payment of money would result in material and irreparable injury to the other Party, which injury could not be adequately compensated by an award of money damages, and the Parties therefore agree and acknowledge that they shall be entitled to seek equitable or injunctive relief (including specific performance) in the event of any breach of such material term, condition or provision of this Agreement, or to enjoin or prevent such a breach. The Parties further agree that no bond or surety shall be required in connection therewith, to the greatest extent permitted by law.

(h)	Number and Gender. The use of the neuter gender herein shall be deemed to include the feminine and masculine genders. The use of either the singular or the plural includes the other unless the context clearly requires otherwise.

(i)	Headings. The headings as to contents of particular provisions herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a modification of the scope of any terms or provisions of this Agreement.

(j)	Counterparts. This Agreement may be executed in counterparts, exchanged by mail, facsimile or email attachment of a document or image file, each of which shall be deemed to be an original and one and the same agreement.

(k)	Incorporation by Reference. The recitals and all exhibits, schedules, appendices and annexes referenced in this Agreement are fully incorporated into this Agreement by reference.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first set forth herein above.

MEREDITH CORPORATION, an Iowa corporation

By:	/s/ Tom Harty
Name:	Tom Harty
Title:	President, National Media Group

MARTHA STEWART LIVING OMNIMEDIA, INC. a Delaware corporation

By:	/s/ Daniel W. Dienst
Name:	Daniel W. Dienst
Title:	Chief Executive Officer

Schedule A

Trademarks

Martha Stewart Living

Martha Stewart Weddings (for digital use only)

Everyday Food

Whole Living

www.marthastewart.com

www.marthastewartweddings.com

www.wholeliving.com

www.themarthablog.com

Schedule B-1

MEREDITH Employee Allocation

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule B-2

Allocated Expenses

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule C

Publication Specifications

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule D

Parties’ Obligations for Websites and MSO Interactive Properties

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule E

Publication Schedule and Editorial Calendar

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule F

MSO Content Obligations

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule G

Content Management System for the Websites

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule H

Existing MSO Video Syndication Partnerships

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission

Schedule I

Consumer-Supplied Data

[***]

[***] Confidential material redacted and filed separately with the Securities and Exchange Commission